IT-90660

Certificate of Incorporation on Change of Name

I DO HEREBY CERTIFY that

Tioxide Americas LLC

having by Special resolution dated 2nd day of November Two Thousand Fifteen changed its name, is now incorporated under name of

Huntsman P&A Investments LLC

Given under my hand and Seal at George Town in the Island of Grand Cayman this 2nd day of November Two Thousand Fifteen

REGISTRAR OF COMPANIES
EXEMPTED
CAYMAN ISLANDS

An Authorised Officer,
Registry of Companies,
Cayman Islands.

Authorisation Code : 642114151144
www.verify.gov.ky
03 November 2015